Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 4

to Prospectus, as amended and restated,

declared effective on March 27, 2008

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No.4 supplements our Prospectus, as amended and restated, declared effective March 27, 2008 (as previously supplemented by the prospectus supplements dated May 12, 2008, June 13, 2008, and August 4, 2008 collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 4 together with the Prospectus.

This Prospectus Supplement No. 4 includes the attached Current Report on Form 8-K of Winmark Corporation as filed by us with the Securities and Exchange Commission on September 4, 2008.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is September 4, 2008.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 29, 2008

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN 55422-4837

(Address of Principal Executive Offices)  (Zip Code)

(612) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)   On August 29, 2008, the Board of Directors of Winmark Corporation (“Company”) appointed Anthony D. Ishaug the Company’s Chief Financial Officer.  Mr. Ishaug will be the Company’s principal financial officer and principal accounting officer, and will begin his employment with the Company on September 4, 2008.  Mr. Ishaug replaces Brett D. Heffes, who was promoted to President of Finance and Administration in December 2007.

Mr. Ishaug, 36, has served in a variety of accounting, treasury and operational capacities over a twelve-year career at Lenox Group, Inc (“Lenox”), a publicly-traded consumer products organization.  During 2008, he served as the Chief Financial Officer and Chief Operating Officer of the Department 56 division of Lenox.  Prior to his promotion, he was the Managing Director, Controller and Treasurer of Lenox beginning in April 2005.  From July 2000 to April 2005, he served as the Director of Treasury and Corporate Development for Lenox.

Pursuant to the Company’s 2001 Stock Option Plan, and in connection with Mr. Ishaug’s employment with the Company and his appointment as its Chief Financial Officer, Mr. Ishaug received an option to purchase 5,000 shares of the Company’s Common Stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated September 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: September 4, 2008	By:	/s/ Catherine P. Heaven
Catherine P. Heaven
Vice President and General Counsel

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description

99.1	Press Release dated September 2, 2008

Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

NEW CHIEF FINANCIAL OFFICER

Minneapolis, MN (September 2, 2008)  —  Winmark Corporation announces today the appointment of Tony Ishaug as the Chief Financial Officer.  Mr. Ishaug was recently Chief Financial Officer and Chief Operating Officer of the Department 56 division of Lenox Group, Inc.  He has served in a variety of accounting, treasury and operational capacities over a twelve-year career at Lenox.

Commenting on this announcement, President of Finance and Administration, Brett D. Heffes stated, “We are thrilled to add someone of Tony’s caliber to our team.  His prior public company experiences will position him well for his role with Winmark.”

Winmark Corporation creates, supports and finances business.  At June 28, 2008, there were 857 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet® and Music Go Round® and there were 56 territories in operation under the Wirth Business Credit® brand.  An additional 50 retail franchises have been awarded but are not open.  In addition, at June 28, 2008, the Company had loans and leases equal to $47.5 million.